UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2015

Cardica, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51772 (Commission File Number)	94-3287832 (IRS Employer Identification No.)

900 Saginaw Drive, Redwood City, CA (Address of Principal Executive Offices)	94063 (Zip Code)

Registrant’s telephone number, including area code: (650) 364-9975

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated With Exit or Disposal Activities.

On March 25, 2015, management of Cardica, Inc. committed Cardica to a corporate restructuring and layoff in which Cardica will be reducing its headcount by 15 people from 63 to 48 across all departments except research and development. Most actions were taken March 25, 2015, and management anticipates that all layoffs will occur by March 31, 2015. Cardica expects that the charges to be incurred in connection with the corporate restructuring and layoff will be approximately $200,000, all of which will be cash expenditures and all of which will be severance and termination costs.

Cardica is engaging in the restructuring to conserve cash, in order to use its capital in the most efficient way and to more appropriately match its use of cash with its stage of development. Cardica’s decision to engage in the corporate restructuring and layoff resulted from necessary improvements required for the MicroCutter XCHANGE 30 blue cartridge, which are expected to take approximately four to six months to complete, as well as the pursuit of a 510(k) clearance to gain a vascular application use in the United States.

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2015, Frederick Bauer, Cardica, Inc.’s Vice President of Manufacturing and Operations, informed Cardica that he would be retiring as an officer and employee of Cardica. Cardica expects that Mr. Bauer’s last day of service to Cardica will be May 15, 2015.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardica, Inc. (Registrant)
Date: March 25, 2015	/s/ Robert Y. Newell
Robert Y. Newell, Chief Financial Officer